Exhibit 4.17

Product Purchase Agreement

This product purchase agreement (this “Agreement”) is signed between you (hereinafter also referred to as the “User”) and Metalpha Limited (hereinafter “we” or the “Company”, we and you are collectively referred to as “the parties”, respectively referred to as the “party”) on December 2021. This Agreement sets out the terms and conditions you should comply with when you purchase any product(s) we provide (“Product”). By entering into this Agreement, you agree that you have read, understood and accepted this Agreement and all the terms and conditions contained in the Metalpha Privacy Policy at <https://antalpha.zendesk.com/hc/en- 001/articles/4406276026639-Privacy-Policy>.

Any information provided by the Company regarding the Product (including but not limited to the product materials, website, order system and Product Page) does not constitute an offer to sell, or a solicitation of an offer to buy, to the countries or regions where such offers or solicitations are prohibited by law. Before you invest in the Product, you should confirm that you are not a resident of any restricted countries or regions, and the investment in the Product complies with the laws and regulations applicable to you.

By using our services, you agree that we can access, process and retain any personal information you provide to us in accordance with the terms of Metalpha User Agreement at <https://antalpha.zendesk.com/hc/en-001/articles/4406218093583-User-agreement> and Metalpha Privacy Policy at <https://antalpha.zendesk.com/hc/en-001/articles/4406276026639-Privacy-Policy>.

WHEREAS:

(A)	The Company is an innovative platform for digital asset services and the User is the registered user of the Company.

(B)	The User wishes to purchase the Product issued by the Company on and subject to the terms of this Agreement.

(C)	Intending to be legally bound, both parties enter into this Agreement in accordance with the principles of voluntariness, equality, mutual benefit and good faith. This Agreement is prepared in electronic form. The User shall carefully read and confirm the terms and conditions of this Agreement prior to the purchase of any Product.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, the following terms used but not otherwise defined shall have the meaning given to them below:

“Affiliates” means in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person, or any entity, directly or indirectly, under common control with the person. For this purpose “control” of any person or entity means ownership of a majority of the voting power of the entity or person;

“Product Page” means the web/app page of the product introduction or the product materials;

“Risk Factors” means the Risk Factors Documents;

“Related Parties” means Affiliates of the Company and directors, employees, agents, advisers or representatives of the Company and its Affiliates.

1.2	Use of the singular shall include the plural and vice versa. Words denoting any gender shall include any other gender.

1.3	Headings are for ease of reference only and shall be ignored in interpreting this Agreement.

1.4	References to an agreement or other document (including this Agreement), or to a provision contained in any of these, shall be construed, at the particular time, as a reference to it as it may then have been amended, varied, supplemented, modified, suspended, assigned or novated.

1.5	The words “include” and “including” are to be construed without limitation.

2.	SELL AND PURCHASE OF THE PRODUCT

2.1	Subject to the terms and conditions of this Agreement, the Company agrees to sell and the User agrees to purchase the Product.

2.2	The User acknowledges and confirms that the terms and conditions of the Product, including the type of the digital currency invested, interest rate (where applicable), redemption and whether early redemption is allowed shall all be subject to the terms and conditions described in the relevant Product Page or the product materials (“Product Terms”). For the avoidance of doubt, the Product Terms shall be part of this Agreement.

2.3	For any Product without a maturity date, the expected interest rate for each term shall be on a floating basis, the User shall be responsible for tracking the latest interest rate provided by the relevant Product and decide whether to redeem its investment upon each rollover date.

2.4	The User understands and acknowledges that the Product Terms may be modified at any time based on business considerations of the Company without notifying the User. In addition, the Company is entitled to terminate any Product purchased by the User before the maturity of the Product in the event of extreme fluctuations in the digital currency market.

3.	USER UNDERTAKINGS AND ACKNOWLEDGMENTS

3.1	The User agrees, declares and acknowledges:

(A)	that all the investment operations on the platform represent its true investment intention and it agrees to accept the potential risks and benefits brought by investment decisions unconditionally;

(B)	it is in receipt of the documents referenced below and it has read, understood and agreed to:

(I)	the Product Terms;

(II)	the Risk Factors; and

(III)	the Metalpha Privacy Policy;

(C)	it shall be responsible for any possible taxes and fees associated with purchasing, holding, obtaining proceeds from and redeeming the Product;

(D)	it is fully aware of the risks associated with digital asset investment;

(E)	it is aware of and understands the risks associated with the Product and accepts that it may suffer a substantial or total loss of its investment in the Product.

4.	USER’S REPRESENTATIONS AND WARRANTIES

4.1	The User hereby represents and warrants that:

(A)	it is a natural person or legal entity with full legal capacity, and has the capability to execute and perform the Agreement;

(B)	its purchase of the Product and execution and delivery of this Agreement and the performance by it of the obligations and activities contemplated under this Agreement are within the corporate powers of and duly authorised by the User (where the User is a legal entity), and constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms;

(C)	such purchase, execution, delivery and performance do not violate or conflict with (i) any provisions of its constitutional documents or investment objectives or restrictions (where the User is a legal entity), (ii) any order, decree or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets or (iii) any law, rule, regulation or regulatory policy applicable to it, and that all governmental and other consents in respect of the purchase and holding of the Product have been obtained and are and shall remain in full force and effect;

(D)	it has complied and will comply in all respects with all laws and regulations applicable to it in respect of its purchase of the Product;

(E)	no permit, consent, approval or authorisation of, or declaration to, or filing with, any governmental or regulatory authority, regulated trading market, or stock exchange (other than any already obtained or made) is required in connection with the execution, delivery and performance of its obligations in this Agreement;

(F)	there are no litigation, arbitration, compulsory enforcement, bankruptcy and other legal proceedings or any other events or conditions which may affect the User’s ability to perform its obligations hereunder;

(G)	it has sufficient capacity, knowledge, experience and has conducted independent investigation and analysis regarding the Company and the Product, and evaluated the merits, risks and suitability in respect of its purchase of the Product (including obtaining such independent legal, regulatory, tax, business, investment, financial, accounting and other advice as it deems appropriate and decided that the Product is a suitable investment for it and it has not relied on any views, advice, recommendations or communication from Company and/or any of their Affiliates (whether oral or written) in such evaluation or decision);

(H)	it is entering into this Agreement, and is agreeing to purchase the Product as principal (and not as agent or in any other capacity) with a full understanding of the terms, conditions and risks thereof, and it is a professional investor who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of agreeing and consenting to invest in the Product and is willing and able to bear the risks of such investment (including a complete loss of its investment) and assessing whether such investment is suitable for it;

(I)	it intends to hold the Product until maturity and is not intending to resell the Product to any other entity; it undertakes that it will not, directly or indirectly, offer or sell any Product or have in its possession, distribute or publish any document or information in any country or jurisdiction;

(J)	it acknowledges and agrees that the Company will have no responsibility for its compliance with any applicable was governing or affecting the purchase of any Product;

(K)	it has not been solicited by the Company or any of its Related Parties with respect to the subscription of, and investment in, the Product. Rather, this was arranged at its request and in accordance with its specific investment requirements;

(L)	it acknowledges that any material information, written or otherwise provided to it by the Company or any of its Related Parties in respect of the subscription of, and investment in, the Product has only been, and will only be, provided in response to its request to arrange such and has not been, and will not be, provided by the Company or any such person by way of solicitation; furthermore, it has not obtained from the Company (directly or indirectly) any advice, counsel or assurances as to the expected or projected success, profitability, performance, results or benefits of any transactions contemplated under this Agreement or the Product;

(M)	it acknowledges that the sale of the Products and all related transactions are being arranged and agreed by it at such prices as it considers reasonable and appropriate for it and in accordance with its investment requirements;

(N)	it acknowledges that there may be limited publicly available information available in respect of the Product as at the date of issue and neither the Company nor any of its Related Parties make any representations, warranties or other statements (regardless express or implied) as to the financial condition or creditworthiness of the Company, and it has taken this into account when making its own assessment of the financial condition and creditworthiness of the Company;

(O)	it has not relied, and will not at any time rely, on the Company (or any of the Company’s Affiliates) to provide it with any information relating to, or to keep under review on its behalf, the business, financial condition, prospects, creditworthiness, status or affairs of the Company or the Product;

(P)	it understands that the Product’ performance is subject to a number of factors (including market factors); it fully understands, acknowledges and accepts the risks in connection with investing in the Product (including without limitation, the Risk Factors); it acknowledges that the risk factors set out in the Product Page or the product materials do not purport to disclose all the risks or other significant aspects of entering into the transactions in respect of the Product and they should not be considered to be an exhaustive list of the risks which the User should consider before making investment;

(Q)	it acknowledges that the Product is not principal protected and that it is exposed to the risk of full loss of principal and, in particular, that the Product may be redeemed in a number of circumstances and it is possible upon maturity of the Product, and likely upon an early redemption of the Product, that it may suffer a significant loss of principal (which may be all of the principal);

(R)	it understands that the Product is an illiquid investment, and that there can be no assurance that any secondary market in the Product will exist at any time and this may cause it to suffer a partial or total loss of the principal invested;

(S)	it has been afforded sufficient opportunity to receive, read and understand this Agreement, the Product Terms and other information and materials in respect of the Product (collectively, the “Product Information”), and has been given the opportunity to inquire in respect of the Product, the Company and acknowledges its understanding of the Product Information and the nature and risks of investing in the Product;

(T)	it acknowledges and agrees that it will not hold the Company and its Related Parties responsible for any misstatements in or omissions from any Product Information; and neither the Company nor any of its Related Parties has made any representation, express or implied, with respect to the Product, or the accuracy, completeness or adequacy of the Product Information except as expressly provided in the Product Information; the Company and its Affiliates shall have no liability for any representations (express or implied) contained in, or for any omissions from, the Product Information and shall have no obligation to update any such information or to correct any inaccuracies therein or omissions therefrom which may become apparent; and

(U)	it acknowledges that the Company and its Related Parties have no duty or responsibility, either initially or on a continuing basis, to provide with any information relating to, or to keep under review, the business, financial or economic condition, prospects, creditworthiness, status or affairs of the underlie of the Product;

4.2	The User further agrees, represents and warrants that:

(A)	the digital assets or funds invested in the Product are owned by the User, are not derived from illegal or illegitimate activities or sources and are not investment prohibited by any applicable laws and regulations;

(B)	if any dispute arises over the ownership and legality of such digital assets or funds by any third parties, the User shall be responsible for resolving such disputes and is liable for any losses suffering as a result of such disputes;

(C)	pending resolution of such disputes, Company has the right, with its reasonable discretion, to suspend the return of the investment principal and the proceeds, if any, based on valid legal instruments issued by an administrative, judicial or arbitral body.

4.3	The representations, warranties, agreements and undertakings by the User set out in this Agreement are continuing during the term of this Agreement and/or the term of the Product and will survive the termination of this Agreement and/or the termination of any Products and it agrees to notify the Company in writing, if, at any time during the term of this Agreement and/or the term of the Product, any such representations or warranties become inaccurate or untrue and of the facts related thereto, or any breach of the representations, warranties, agreements or undertakings set out in this Clause 4.

5.	ADDITIONAL RIGHTS OF COMPANY

Company will comply with the relevant national laws and regulations and not provide the offer to sell or the solicitation of an offer to buy to the countries or regions where such offers or solicitations are prohibited by law. Company is entitled to take measures such as account freezing and account cancellation should the User, in the opinion of Company, violates or is likely to violate any applicable laws and regulations.

6.	SELLING RESTRICTIONS AND TRANSFER RESTRICTIONS

6.1	The User agrees that it will comply with all applicable selling restrictions in relation to the Product (including those as set forth in the Product Information). In particular, although the User represents that it does not intend currently to resell the Product to any third parties, if the User does so in the future, the User represents, warrants and agrees that any such sale will be in accordance with all applicable laws.

6.2	The User shall not sell, deliver, pledge, assign or otherwise transfer the Product at any time unless the User has obtained the prior written consent of the Company.

7.	INDEMNIFICATION

7.1	For the purposes of this Agreement, the User hereby irrevocably and unconditionally covenants and agrees to indemnify and at all times keep Company (and its officers, directors, employees, advisers, agents and controlling persons) fully and effectively indemnified against any losses, damages, liabilities, costs, charges, interests and expenses incurred and/or suffered and/or to be incurred and/or suffered by them directly or indirectly arising from or in consequence of any breach of the confirmations, declarations, acknowledgements, representations, warranties, agreements or undertakings of the User.

7.2	This Clause shall survive the expiration or any termination of this Agreement and any Product.

8.	CONFIDENTIALITY

8.1	Obligations: The User will keep all Confidential Information confidential and shall not disclose such Confidential Information to any other person, provided, however, that it shall be entitled to make disclosure of the same:

(A)	to its legal, regulatory, tax, accounting and financial advisers in connection with the investment in the Product; or

(B)	pursuant to any law or regulation having the force of law;

provided that the User shall ensure that, to the extent permitted by the applicable laws, the contents of such disclosure are previously discussed and agreed with the Company.

8.2	Confidential Information: For the purposes of this Clause “Confidential Information” shall mean:

(A)	all information (including, without limitation, all communications between the User and Company or any of its Affiliates) regarding the Company, the terms and conditions or subject matter of this Agreement and the sale and transfer of the Product; and

(B)	all information and other materials (if any) provided to, or received by, the User from the Company in connection with the Product.

9.	NOTIFICATION AND DELIVERY

Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by e-mail, delivered upon arrival at the recipient’s e-mail address.

10.	RISK DISCLOSURE

10.1	Digital assets transactions contain extremely high risks, and digital assets are traded uninterrupted throughout the day. The User should determine the suitability for investing in the Products based on its own financial situation and risk preference. The Product is not principal-guaranteed product, and the User should not regard the Product as substitutes for bank savings or deposits.

10.2	Any information regarding expected rate of return provided is for reference only, and such information does not mean that the Company undertakes any form of commitment and guarantee to the User regarding such expected rate of return. Once the User invests in the Product, unless the Product Page or the product materials expressly specifies that the Product can be redeemed in advance during the investment period (early redemption will likely cause lower rate of proceeds and incur additional fees), any early redemption or withdrawal before the expiry of the investment period will not be allowed.

11.	GOVERNING LAW AND JURISDICTION

11.1	The execution, performance, termination and interpretation of this Agreement shall be governed by the laws of the British Virgin Islands.

11.2	In case of any dispute between the parties during the performance of this Agreement, if fails to be resolved through consultation, either party is entitled to submit such dispute to the British Virgin Islands International Arbitration Centre (“BVIIAC”) for arbitration and final resolution in accordance with the British Virgin Islands International Arbitration Centre Administered Arbitration Rules in force at the time of submission for arbitration. The arbitration proceedings shall be conducted in English. The arbitral award shall be final and binding upon the parties. Unless otherwise determined in the arbitral award, the arbitration fee shall be borne by the losing party. The losing party shall also reimburse attorney’s fee and other expenses incurred by the winning party.

12.	MISCELLANEOUS

12.1	This Agreement shall become effective upon its execution and shall be embodied as an electronic agreement on the Company website. Both parties confirm the validity of the electronic agreement.

12.2	If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

12.3	This Agreement shall be binding on and enure for the benefit of the successors of each of the parties; without prior written consent of Company, this Agreement shall not be assignable to any third party by the User.

SIGNING PAGE

This Agreement has been entered into on the date stated at the beginning.

ANTALPHA TECHNOLOGIES LIMITED

/s/ Xin Jin

METALPHA LIMITED

/s/ Ming Ni